Exhibit 99.1

NEWS RELEASE

NOVAGOLD Reports Second Quarter 2024 Financial Results

Determined to Advance Donlin Gold to an Updated Feasibility Decision

Unlocking Value Through Ongoing Technical Work, Comprehensive Engagement and Proactive Social Outreach Efforts

Robust Treasury of $113 Million in Cash and Term Deposits

June 26, 2024 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2024 second quarter financial results and an update on its Tier One1 gold development project, Donlin Gold, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the quarter ended May 31, 2024, are presented in the consolidated financial statements and quarterly report filed on Form 10-Q on June 26, 2024, that is available on the Company’s website at www.novagold.com, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

In the second quarter of 2024, the following milestones were achieved:

Donlin Gold activities included:
Advancement of metallurgical test work (pilot plant) to confirm proposed optimizations to the flowsheet;
The preliminary design packages for the Dam Safety Certification were submitted on June 17, 2024;
Progression of regional infrastructure support planning to narrow the scope of work and advance regional energy partnership opportunities;
Incorporation of recent Donlin Gold field data in geosciences and hydrology to update the groundwater model and surface water model, and continuation of data collection to update geochemical characteristics for closure planning; and
Ongoing resource modelling by a third-party consultant.

In collaboration with Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), Donlin Gold achieved significant milestones in education, health and safety, cultural preservation, and environmental initiatives:
Finalized an additional Shared Values Statement in the Yukon-Kuskokwim (Y-K) region near the project, increasing the total to 17;
Held the third Subsistence Community Advisory Committee (SCAC) meeting in Aniak;
Identified and began planning for specific project opportunities aimed at monitoring, evaluating, and enhancing the health of salmon populations throughout the Y-K region;

________________________________

1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

www.novagold.com

Page | 1

NEWS RELEASE

Participated in a three-day Alaska Native Village Corporation Association (ANVCA) conference in Anchorage, presenting on revenue sharing and addressing questions on funding and rural Alaska opportunities;
Sponsored the Alaska School Activities Association (ASAA) March Madness Alaska basketball tournament; and
Financially supported various educational initiatives and programs, including the Lower Kuskokwim School District’s annual college and career fair.

Joined the Crooked Creek Traditional Council on a visit to Washington, D.C. to voice their support for the Donlin Gold project in meetings with the U.S. Department of Justice and Alaska Congressional Delegation;

Received continued support from U.S. Senators Lisa Murkowski and Dan Sullivan and U.S. Representative Mary Peltola, who jointly submitted an amicus brief in Federal court, referring to Donlin Gold as one of the State’s “most important and necessary economic development projects”; and

NOVAGOLD extends its sincere appreciation to David Ottewell, its long-serving Vice President and Chief Financial Officer (CFO) and wishes him well on his upcoming retirement. The Company would also like to welcome and congratulate Peter Adamek, who will replace Mr. Ottewell as CFO effective July 15, 2024.

President’s Message

Continued Technical Efforts Enhancing Donlin Gold’s Project Development

As NOVAGOLD advanced its Donlin Gold work in the second quarter, the Company maintained its steadfast commitment to moving the project forward through a collaborative and inclusive approach to benefit all shareholders and stakeholders. Key activities included ongoing resource modelling by a third-party consultant to further enhance and update the resource model; metallurgical test work with a pilot plant in Ontario, Canada to confirm proposed optimizations to the flowsheet, which is expected to be completed in 2024; updating of the groundwater and surface water models by incorporating recent Donlin Gold field data from geosciences and hydrology, while continually collecting data to update geochemical characteristics for closure planning; and further progression of regional support infrastructure planning to narrow the scope of work and advance regional energy partnership opportunities.

In addition, significant outreach endeavors were conducted in Alaska, particularly in the Y-K region, as well as in Washington, D.C. These efforts aimed to support community engagement and permitting initiatives to reinforce the project’s social license. We deeply appreciate the diligent and highly effective contributions made by the Donlin Gold team, our partners, and broader stakeholders in that regard.

Since NOVAGOLD’s restructuring in 2012, our primary objective has been crystal clear: namely, to propel the development of Donlin Gold, our prized asset in Alaska, to its fullest potential. With unyielding determination, we have remained fully committed to the pursuit of this mission. The next logical and critical step is now to update the feasibility study, with the aim of positioning Donlin Gold favorably for a construction decision. Our dedication to advancing this flagship project underscores our unwavering loyalty to our stakeholders and long-term shareholders, ensuring that their trust and investment are met with tangible progress and value creation.

www.novagold.com

Page | 2

NEWS RELEASE

Fostering Relationships with Local Communities Bolstered by Alaska Native Corporation Partnerships and Government Backing

Supported by decades of consistent community outreach with our partners in the project’s region, NOVAGOLD is committed to meaningful engagement throughout Alaska. The project, situated on private land designated by law for mining activities under the Alaska Native Claims Settlement Act of 1971 (ANCSA), enjoys strong Native Corporation participation and ownership, which facilitates comprehensive local stakeholder outreach as well as government engagement efforts in both Alaska and Washington, D.C.

During the second quarter, an additional Shared Values Statement was finalized with a Y-K region community by Donlin Gold, increasing the total to 17. This achievement emphasizes our long-standing dedication to sustained engagement with local communities. These documents formalize our current engagement with key local communities, builds upon established long-term relationships, and addresses tangible issues such as water, sewer, and solid waste projects; the ice road linking remote villages in the Y-K region; studies on salmon and other aquatic life; and initiatives including suicide prevention advocacy and public safety.

Donlin Gold, Calista, and TKC also conducted their third SCAC meeting, which took place in Aniak. This committee reflects the ongoing commitment to establishing a structured process for communication, dialogue, problem-solving, and gathering input from the broader community on subsistence matters. In addition, together with Calista, Donlin Gold participated in a three-day ANVCA conference in Anchorage. The Company’s presentation focused on revenue sharing among Native Corporations in Alaska and addressed inquiries regarding statewide funding and rural opportunities.

Moreover, Donlin Gold traveled with the Crooked Creek Traditional Council to Washington, D.C., voicing their support of the Donlin Gold project directly to the U.S. Department of Justice and Alaska Congressional Delegation. In April, U.S. Senators Lisa Murkowski and Dan Sullivan, and U.S. Representative Mary Peltola, submitted a joint amicus brief in Federal Court referring to Donlin Gold as one of the State’s “most important and necessary economic development projects” in “one of the most impoverished regions in Alaska”. These efforts, combined with the bipartisan outreach campaign and support from the U.S. Department of Justice, along with the receipt of the Federal Record of Decision and 404 permit that was issued by the U.S. Army Corps of Engineers and Bureau of Land Management in 2018, help further solidify the importance of engagement and preparedness throughout the rigorous permitting process.

Devoted Support to Environmental and Social Initiatives in the Y-K Region

NOVAGOLD prioritizes community and social responsibility, ensuring shared values are upheld at both the Donlin Gold project site and within the Y-K communities. Through initiatives focused on education, community wellness, cultural preservation, and environmental stewardship, Donlin Gold supports a broad range of activities, grants, and projects.

From an environmental standpoint, the conditions and management of salmon fisheries in the Kuskokwim and Yukon River watersheds have been monitored and assessed since 2023. Our focus with local tribes centered on identifying specific project opportunities to enhance salmon population health. This involved collaborating closely with our Alaska Native Corporation partners to plan and initiate a juvenile salmon monitoring project in the George River, a major tributary of the Kuskokwim River.

Donlin Gold proudly continues to support the annual “Clean-Up Green-Up” program, aimed at collecting and properly disposing of winter trash from the tundra, roads, public areas, and beaches in the Y-K region. This initiative assists 47 communities throughout the region. Donlin Gold's Community Development Coordinator, Rebecca Wilmarth, and Interim General Manager, Enric Fernandez, were honored to witness the Iditarod Sled Dog Race finish and personally extend their congratulations to Donlin Gold employee, Pete Kaiser, on obtaining his ninth top 10 finish in the race.

www.novagold.com

Page | 3

NEWS RELEASE

NOVAGOLD is dedicated to advancing educational opportunities in Alaska, actively promoting learning through collaborative efforts and serving as a key component of Donlin Gold’s broader community engagement initiatives. In March, Donlin Gold continued its collaboration with the ASAA, participating in their March Madness Alaska basketball tournament — one of the State’s largest high school championship events. Donlin Gold also sponsored the Lower Kuskokwim School District’s annual college and career fair. Pete Kaiser, who is actively involved in community youth engagement and suicide prevention advocacy, served as the event’s keynote speaker. Furthermore, Donlin Gold provided financial assistance to Carry the Cure’s 15th annual Iditarod outreach suicide prevention event in March. This gathering, held in local Y-K villages including Tununak, Toksook Bay, Nightmute, and Kasigluk, underscores Donlin Gold's commitment to addressing the high suicide rates prevailing among teens in Western Alaska by providing crucial messaging and support.

Sustained Collaboration to Uphold Active Permits and Secure Remaining State Permits

Donlin Gold works closely with Calista and TKC to support Federal and State agencies in defending the project’s permits from appeals. All Donlin Gold permit appeals have been unsuccessful to date, highlighting the importance of thorough permitting processes. Permitting in the United States and Alaska constitutes a rigorous endeavor, requiring years of dedicated efforts to ensure diligence, transparency, and inclusivity in engaging all stakeholders, including those from the Y-K region.

At this time, work on the Dam Safety Certification continues to progress. Donlin Gold, Calista and TKC met with the Independent Technical Review Board in May to discuss the preliminary design packages, which were submitted to the ADNR on June 17, 2024.

In State litigation, after unsuccessful appeals to the ADNR Commissioner and Alaska Superior Court regarding Donlin Gold’s water rights permits, Earthjustice submitted their opening brief to the Alaska Supreme Court in January. The State of Alaska, Calista, and Donlin Gold filed their response briefs in the second quarter.

Earthjustice filed its opening brief in its appeal of the Alaska Department of Environmental Conservation (ADEC) Commissioner’s decision affirming the 401 Water Quality Certification with the Alaska Superior Court in January, while the State of Alaska, Calista, and Donlin Gold filed their briefs in April. Briefing is now complete and oral argument has been scheduled for August 30, 2024.

In the Federal litigation challenging the Donlin Gold Joint Record of Decision and 404 permit, Earthjustice filed their opening brief in February and the U.S. Department of Justice, the State of Alaska, Calista, and Donlin Gold filed their response briefs in the second quarter. Oral arguments were held on June 24, 2024. A decision is anticipated by early 2025.

With a comprehensive understanding of the project’s permitting and regulatory procedures, Donlin Gold, alongside Calista and TKC, remains committed to supporting Federal and State agencies in defending the permits and securing the remaining state-level permits and certificates crucial for the project’s advancement.

www.novagold.com

Page | 4

NEWS RELEASE

Unyielding Dedication to Maximizing the Value of the Donlin Gold Project for All Stakeholders and Shareholders

With resolute confidence, NOVAGOLD views the Donlin Gold project as a prime investment opportunity in the gold market, particularly given the scarcity of good quality assets in safe jurisdictions. Located in Alaska, a secure and proven mining destination and the second largest gold-producing state in the United States2, the project holds unparalleled potential, compounded by our sustained commitment to guiding this remarkable asset through its progression up the value chain in a responsible manner. Donlin Gold stands out as one of the top development assets in the industry, boasting approximately 39 million ounces of gold with a grade of 2.24 grams per tonne in Measured and Indicated Mineral Resources (100% basis)3. Additionally, exploration opportunities extend beyond the current resource areas which cover only a fraction of the project’s extensive land package. With a truly exceptional profile as a low-cost, open-pit, million-ounce producer for decades, Donlin Gold also enjoys outstanding exploration upside. Testament to the rigor of our strategy, the Company consistently elevated Donlin Gold's value without requiring additional equity issuances since 2012, with treasury standing at $113 million as of May 31, 2024.

Appreciative of our shareholders’ staunch support and valuable guidance, we remain committed to enhancing shareholder and stakeholder value responsibly, acknowledging their crucial presence and long-term interests. Their decision to invest in our company and their continued solidarity and engagement are deeply valued. As custodians of the Company, we are laser-focused on executing our strategy and enhancing the value of the Donlin Gold project in a safe and responsible manner to yield substantial progress and value creation.

In closing, on behalf of the entire NOVAGOLD team, I extend our heartfelt gratitude to our esteemed colleague David Ottewell for his many years of dedicated service and wish him well on his upcoming retirement. To our valued partners at Donlin Gold, Calista, and TKC, we express our profound appreciation for their collaboration and active participation. And last but not least, I wish to recognize and personally commend the unwavering determination, guidance, and support of our respected Board of Directors.

Sincerely,

Gregory A. Lang

President & CEO

Financial Results

in thousands of U.S. dollars, except for per share amounts

 _____________________________

2 Per the 2024 Mineral Commodity Summaries Report - https://pubs.usgs.gov/periodicals/mcs2024/mcs2024-gold.pdf.

3 Donlin Gold data as per the report entitled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “S-K 1300 Technical Report Summary”), dated November 30, 2021. Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

www.novagold.com

Page | 5

NEWS RELEASE

	Three months ended May 31, 2024 $	Three months ended May 31, 2023 $	Six months ended May 31, 2024 $	Six months ended May 31, 2023 $
General and administrative expense (1)	7,603	5,535	13,862	11,142
Share of losses – Donlin Gold	3,990	7,543	6,951	12,018
Total operating expenses	11,593	13,078	20,813	23,160

Loss from operations	(11,593)	(13,078)	(20,813)	(23,160)
Interest expense on promissory note	(3,702)	(3,212)	(7,299)	(6,156)
Interest and dividend income	1,520	1,350	3,071	2,679
Other income (expense), net	674	74	1,722	970
Accretion of notes receivable	—	217	—	434
Income tax expense	(599)	—	(699)	(75)
Net loss	(13,700)	(14,649)	(24,018)	(25,308)

Loss per share, basic and diluted	(0.04)	(0.04)	(0.07)	(0.08)

			At	At
			May 31, 2024 $	November 30, 2023 $
Cash and term deposits			112,568	125,749
Total assets			121,577	133,290
Total liabilities			149,049	141,513

(1)	Includes share-based compensation expense of $2,395 and $2,140 in the second quarter of 2024 and 2023, respectively; and $4,804 and $4,301 in the first six months of 2024 and 2023, respectively.

In the second quarter and the first six months of 2024, net loss decreased by $949 and $1,290, respectively, from the comparable prior year periods. The decreases were primarily due to lower field expenses at Donlin Gold, increased interest income on cash and term deposits, and increases in the fair value of marketable securities, partially offset by higher general and administrative costs and an increase in interest expense on the promissory note. Donlin Gold expenses were lower with reduced site activity in 2024, compared to fieldwork and geotechnical drilling for the Alaska Dam Safety certificates and hydrological drilling to support mine planning and design in 2023. General and administrative expenses increased primarily due to higher employee compensation and professional fees. Share-based compensation, salaries and benefits increased due to promotions and hiring of additional staff. Professional fees increased due to consulting fees primarily related to our evaluation of options to advance the Donlin Gold project. Income tax expense is a result of passive income taxable in Canada on a portion of interest income earned by U.S. subsidiaries, and for withholding taxes on the sale of the San Roque project in Argentina.

Liquidity and Capital Resources

In the second quarter and first six months of 2024, cash equivalents increased by $15,065 and $6,819, respectively, primarily due to $20,000 in net proceeds from term deposits and higher interest income, partially offset by Donlin Gold funding and corporate general and administrative costs. The increase in cash used in operating activities in the second quarter and first six months of 2024 from the comparable prior year periods was primarily due to increased corporate general and administrative costs. Funding requirements for Donlin Gold were substantially lower in the second quarter and first six months of 2024 than in the comparable prior year periods.

www.novagold.com

Page | 6

NEWS RELEASE

2024 Outlook

Our anticipated expenditures in fiscal year 2024 are approximately $31,200, including $14,250 to fund the Donlin Gold project, and $16,950 for corporate general and administrative costs.

NOVAGOLD’s primary goals in 2024 are to aid and enable the strategic direction developed and approved by the board; advance Donlin Gold toward a feasibility study/construction decision/production; maintain a favorable reputation of the Company and its project among shareholders; promote a strong ESG culture including safety, community outreach, sustainability and environment; manage Company treasury effectively and efficiently; and streamline corporate structure. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits and maintaining those received in good standing, completion of pre-feasibility and feasibility studies, preparation of engineering designs and the financing to fund these objectives.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on June 27, 2024, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events
North American callers:	1-844-763-8274
International callers:	+1-647-484-8814

NOVAGOLD’s quarterly reporting schedule for the remainder of 2024 will be as follows:

►	Q3 2024 – Wednesday, October 2, 2024; 10-Q and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Thursday, October 3, 2024 at 11:00 am ET / 8:00 am PT to discuss Q3 financial results.

www.novagold.com

Page | 7

NEWS RELEASE

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company, solely focused on the responsible and sustainable development of its flagship Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world4. The Donlin Gold project, in equal partnership with Barrick, is positioned to be one of the world’s largest gold mines, with approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource (541 million tonnes at an average grade of approximately 2.24 grams per tonne, on a 100% basis) 5 categories, inclusive of Proven and Probable Mineral Reserves. According to the 2021 Technical Report and the S-K 1300 Technical Report Summary (both as defined in the footnote below) Donlin Gold is expected to produce an average of approximately one million ounces of gold over a 27-year mine life on a 100% basis. There’s substantial exploration potential beyond the designed footprint of the Donlin Gold open pit, which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at the Donlin Gold project focus on state permitting, engineering studies, community engagement, and workforce development in preparation for the eventual construction and operation of this project. With a robust balance sheet, NOVAGOLD is well positioned to finance its share of current activities.

NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

604-669-6227 or 1-866-669-6227

______________________________

4 Per Mining Journal intelligence – World Risk Report 2023 Alaska received an AA rating, ranks number 3 globally on the Investment Risk index and is in the top quartile for low-risk in each category (Legal, Governance, Social, Fiscal and Infrastructure).

5 Donlin Gold data as per the report entitled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “S-K 1300 Technical Report Summary”), dated November 30, 2021. Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

www.novagold.com

Page | 8

NEWS RELEASE

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; the 2024 outlook; the timing and potential for commencing a new feasibility study on the Donlin Gold project; our goals and expenditures for 2024; ongoing support provided to key stakeholders including Native Corporation partners; Donlin Gold’s continued support for the state and federal permitting process; the potential development and construction of the Donlin Gold project; the sufficiency of funds to continue to advance development of Donlin Gold, including to a construction decision; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; whether the Donlin Gold LLC board will continue to advance the Donlin Gold project up the value chain; continued cooperation between the owners of Donlin Gold LLC to advance the project; the Company’s ability to deliver on its strategy with the Donlin Gold project, increasing shareholder and stakeholder wealth; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the outcome of exploration drilling at the Donlin Gold project and the timing thereof. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for additional capital if NOVAGOLD determined to proceed with an updated feasibility study on its own; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

www.novagold.com

Page | 9